EXHIBIT 10.36(e)

FIFTH AMENDMENT AND LIMITED WAIVER
TO CREDIT AGREEMENT

        FIFTH AMENDMENT AND LIMITED WAIVER, dated as of November 14, 2003, to the Credit Agreement referred to below (this "Amendment") among BUTLER INTERNATIONAL, INC., a Maryland corporation ("Holdings"), BUTLER SERVICE GROUP, INC., a New Jersey corporation, as Borrower (the "Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders ("Agent") and the other Lenders signatory hereto from time to time.

W I T N E S S E T H:

        WHEREAS, Borrower, the other Credit Parties signatory thereto, Agent, and Lenders signatory thereto are parties to that certain Second Amended and Restated Credit Agreement, dated as of September 28, 2001 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

        WHEREAS, Agent and Lenders have agreed to amend the Credit Agreement and to waive certain violations of the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto.

        2.    Limited Waiver. Agent and Lenders hereby waive, as of the Amendment Effective Date (as defined below), all Events of Default arising solely from Borrower's failure to comply with the Financial Covenants referenced in Section 6.10 of the Credit Agreement and set forth in Annex G, clauses (b) (Minimum Fixed Charge Coverage Ratio) and (d) (Minimum Interest Coverage Ratio) thereof for the Fiscal Quarters ended September 30, 2003. Nothing herein shall be deemed a waiver of any term or condition of any Loan Document nor shall be deemed to prejudice any right or rights which Agent or Lenders may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

        3.    Amendment to Section 1.5 of Credit Agreement. Section 1.5(a) of the Credit Agreement is hereby amended as of the Amendment Effective Date by:

                    (a)    deleting clause (iii) of such Section 1.5(a) and substituting in lieu thereof the following new clause (iii):

"(iii) with respect to the Term Loan B, (x) prior to syndication of the Loans, the Commercial Paper Rate plus the Applicable Term Loan B Commercial Paper Margin and (y) after completion of primary syndication of the Loans as determined by Agent, the Index Rate plus the Applicable Term Loan B Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan B LIBOR Margin per annum, and"

                    (b)    adding the following table immediately following the first paragraph of such Section 1.5(a):

            "As of the Fifth Amendment Effective Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	1.5%
Applicable Revolver LIBOR Margin	3.0%
Applicable Commercial Paper Margin	3.0%
Applicable Term Loan A Index Margin	2.0%
Applicable Term Loan A LIBOR Margin	3.5%
Applicable Term Loan A Commercial Paper Margin	3.5%
Applicable Term Loan B Index Margin	2.0%
Applicable Term Loan B LIBOR Margin	3.5%
Applicable Term Loan B Commercial Paper Margin	3.5%"

                        (c)    deleting the first sentence of the second paragraph of such Section 1.5(a) in its entirety. For avoidance of doubt, the sentence to be deleted reads as follows:

  "The Applicable Term Loan B Index Margin shall be increased by 0.15% per month for each month that the Term Loan B is outstanding, commencing with the first day of the first calendar month after the Term Loan B is made until the Index Rate plus the Applicable Term Loan B Index Margin equals 14.0% and thereafter shall be increased by 0.15% per quarter for each quarter that the Term Loan B is outstanding, commencing with the first day of the first Fiscal Quarter after the interest rate for the Term Loan B equals 14.0%."

                        (d)    deleting the word "other" in the sentence in the second paragraph of such Section 1.5(a) which immediately follows the sentence to be deleted in accordance with clause (c) above.

        4.    Amendment to Annex A of the Credit Agreement.

                        (a)    Annex A of the Credit Agreement is hereby amended as of the Amendment Effective Date by adding the following definitions in the appropriate alphabetical order:

        "'Applicable Term Loan B Commercial Paper Margin' means the per annum fee, from time to time, in effect and payable in addition to the Commercial Paper Rate applicable to the Term Loan B, as determined by reference to Section 1.5(a)."

        "'Applicable Term Loan B LIBOR Margin' means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan B, as determined by reference to Section 1.5(a)."

        "'Fifth Amendment Effective Date' means the date on which each of the condition to effectiveness of the Fifth Amendment to this Agreement have been satisfied or waived to the satisfaction of the Agent."

                        (b)    Annex A of the Credit Agreement is hereby further amended as of the Amendment Effective Date by deleting the definitions of "Applicable Margins" and "Commitment Termination Date" in their entirety and substituting in lieu thereof the following new definitions:

        "'Applicable Margins' means collectively the Applicable Revolver Index Margin, the Applicable Revolver LIBOR Margin, the Applicable Commercial Paper Margin, the Applicable Term Loan A Index Margin, the Applicable Term Loan A LIBOR Margin, the Applicable Term Loan A Commercial Paper Margin, the Applicable Term Loan B Index Margin, the Applicable Term Loan B LIBOR Margin and the Applicable Term Loan B Commercial Paper Margin."

        "'Commitment Termination Date' means the earliest of (a) January 31, 2005, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0)."

        5.    Amendment to the Third Amendment to the Credit Agreement. The Third Amendment and Waiver, dated as of March 27, 2003, to the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting Section 2(a)(ii) thereof in its entirety.

        6.    Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each of Holdings and Borrower makes the following representations and warranties to Agent and Lenders:

                        (a)    The execution, delivery and performance of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the "Amended Credit Agreement") by Borrower and Holdings: (a) is within such Person's organizational power; (b) has been duly authorized by all necessary or proper corporate and shareholder action; (c) does not contravene any provision of such Person's charter or bylaws or equivalent organizational documents; (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) does not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent pursuant to the Loan Documents; and (g) does not require the consent or approval of any Governmental Authority or any other Person.

                        (b)        This Amendment has been duly executed and delivered by or on behalf of each of Holdings, Borrower and the other Credit Parties.

                        (c)    Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of Borrower and each of the other Credit Parties party thereto, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                        (d)    No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

                        (e)    No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Governmental Authority, or before any arbitrator or panel of arbitrators, (i) which challenges Borrower's or, to the extent applicable, any other Credit Party's right, power, or competence to enter into this Amendment or perform any of their respective obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (ii) which if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of Holdings or Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

                        (f)    The representations and warranties of Borrower and the other Credit Parties contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the Amendment Effective Date and the date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

        7.    No Other Amendments/Waivers. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

        8.    Outstanding Indebtedness; Waiver of Claims. Each of Borrower and the other Credit Parties hereby acknowledges and agrees that as of November 13, 2003 the aggregate outstanding principal amount of (i) the Revolving Loan is $24,172,256.25, (ii) the Term Loan A is $16,500,000 and (iii) the Term Loan B is $18,000,000, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Borrower and each other Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the date hereof, provided, that neither Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to the Agent's or any Lender's gross negligence or willful misconduct.

        9.    Expenses. Borrower and the other Credit Parties hereby reconfirms its respective obligations pursuant to Sections 1.9 and 11.3 of the Credit Agreement to pay and reimburse Agent, for itself and Lenders, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

        10.  Effectiveness. This Amendment shall be deemed effective as of the date hereof (the "Amendment Effective Date") only upon satisfaction in full in the judgment of Agent of each of the following conditions:

                        (a)    Amendment. Agent shall have received five (5) original copies of this Amendment duly executed and delivered by Agent, each Lender, Borrower and the other Credit Parties.

                        (b)    Payment of Amendment Fee and Expenses. Borrower shall have paid to Agent (i) a non-refundable cash amendment fee equal to $25,000 for the pro rata account of the Lenders, and (ii) all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

                        (c)    Representations and Warranties. The representations and warranties of or on behalf of the Credit Parties in this Amendment shall be shall be true and correct on and as of the Amendment Effective Date and the date hereof, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

        11.  GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        12.  Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUTLER SERVICE GROUP, INC.

By:________________________
Name:______________________
Title:_______________________

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:________________________
      Duly Authorized Signatory

The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrowers.

BUTLER INTERNATIONAL, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER SERVICES INTERNATIONAL, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER TELECOM, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER SERVICES, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER UTILITY SERVICE, INC.

By: __________________________
Name: ________________________
Title: ________________________